EXHIBIT - TABLE OF TRANSACTIONS

  300 shares @ $78.33
2,500 shares @ $78.35
  600 shares @ $78.36
  700 shares @ $78.37
  200 shares @ $78.38
  200 shares @ $78.40
  100 shares @ $78.43
1,100 shares @ $78.48
1,800 shares @ $78.49
1,300 shares @ $78.50
  300 shares @ $78.51
2,800 shares @ $78.52
1,100 shares @ $78.55
  200 shares @ $78.56
  100 shares @ $78.62
  100 shares @ $78.68
1,200 shares @ $78.69
1,100 shares @ $78.70
5,800 shares @ $78.47
7,000 shares @ $78.46
1,500 shares @ $78.45